Exhibit 99.1

eBAY INC. ANNOUNCES FIRST QUARTER 2003 FINANCIAL RESULTS

— Company Reports Record Quarterly Net Revenues of $476.5 million —
— Achieves Record GAAP Diluted EPS of $0.32 and Record Pro Forma Diluted EPS of $0.36 —
— Raises 2003 Net Revenue and EPS Guidance —

San Jose, CA, April 22, 2003 – eBay Inc. (Nasdaq: EBAY; www.ebay.com), the world’s online marketplace, reported financial results for its first quarter ended March 31, 2003.

eBay reported record consolidated Q1-03 net revenues of $476.5 million. Consolidated net income in Q1-03 was a record $104.2 million, or $0.32 per diluted share. eBay’s pro forma consolidated net income, excluding certain items, was a record $116.2 million, or $0.36 per diluted share.

During Q1-03, consolidated net transaction revenues increased to a record $465.6 million, driven by 49% year-over-year transaction revenue growth in the core eBay U.S. business, 166% year-over-year transaction revenue growth internationally, and a $92.2 million transaction revenue contribution from PayPal.

“Q1 was a terrific quarter for eBay, delivering record results across every part of the business,” said Meg Whitman, President and CEO of eBay. “We are now more confident than ever in eBay’s long-term potential across every facet of our business.”

Key Financial and Operating Metrics

Gross Merchandise Sales (GMS) — GMS, the total value of items sold, were a record $5.32 billion, representing a 71% year-over-year increase from the $3.11 billion reported in Q1-02.

Registered Users — Cumulative confirmed registered users at the end of Q1-03 were a record 68.8 million, an increase of 7.1 million sequentially and a 49% increase over the 46.1 million users reported at the end of Q1-02.

Active Users — Active users, the number of users on the eBay platform who bid, bought or listed over the trailing twelve months, increased to 31.1 million, a 57% increase over the 19.8 million active users for the same period a year ago.

Listings — Listings totaled a record 220 million in Q1-03, 59% higher than the 138 million in Q1-02.

Transaction Revenues — Consolidated net transaction revenues totaled a record $465.6 million, which represented an increase of 118% from the $213.7 million reported in Q1-02.

Gross Profit — Gross profit was a record $384.4 million, or 81% of net revenues.

Operating Income — Operating income was a record $148.1 million, representing a 109% increase over the $70.7 million reported in Q1-02 and 31% of net revenues, versus 29% in Q1-02. Pro forma operating income was $165.6 million, or 35% of net revenues, versus 30% in Q1-02.

GAAP Net Income — GAAP net income increased 119% year over year, to a record $104.2 million, or $0.32 per diluted share.

Pro Forma Net Income — Pro forma net income increased 130% year over year, to a record $116.2 million, or $0.36 per diluted share.

Operating and Free Cash Flows — Operating cash flows totaled a record $190.0 million, a 106% increase from the $92.3 million reported in Q1-02. Free cash flows totaled $146.1 million, an 81% increase from the $80.8 million reported in Q1-02.

Payments — Payments segment net transaction revenues reached a record $93.2 million in Q1-03, driven by PayPal total payment volume (TPV) of $2.63 billion.

Key Execution Highlights

eBay U.S. Net Transaction Revenues — eBay U.S. net transaction revenues totaled $234.9 million in Q1-03, reflecting 49% year-over-year growth.

eBay International Net Transaction Revenues — eBay international net transaction revenues totaled $137.5 million in Q1-03, representing 166% year-over-year growth.

Key Category Performance — Based on Q1-03 annualized GMS, eBay has eight categories that are more than $1 billion in worldwide GMS: eBay Motors at $5.3 billion; Computers at $2.1 billion; Consumer Electronics at $2.1 billion; Books/Movies/Music at $1.6 billion; Sports at $1.3 billion; Collectibles at $1.2 billion; Clothing and Accessories at $1.2 billion; and Toys at $1.1 billion.

Fixed Price Trading — eBay’s fixed price trading contributed approximately $1.40 billion or 26% of total GMS during Q1-03, primarily from eBay’s “Buy It Now” feature. Pure fixed price, which allows sellers to offer items for a set price rather than in an auction format, accounted for 10% of eBay’s global GMS.

eBay Stores — eBay hosts approximately 100,000 stores, including nearly 50,000 sellers on eBay.com and more than 50,000 sellers internationally.

Consolidated Financial and Operating Summary

eBay reported record net revenues of $476.5 million in Q1-03, representing a 94% year-over-year increase. Excluding PayPal, eBay’s Q1-03 net revenues totaled $382.3 million, representing a 56% year-over-year increase. PayPal’s Q1-03 net revenues totaled $94.2 million, representing a 93% year-over-year increase compared to the $48.8 million PayPal reported in Q1-02. The strong Q1-03 performance was attributed to a combination of effective integrated marketing programs and a substantial increase in user activity. Revenues from third party advertisers declined 54% year over year to $8.8 million and now represent approximately 2% of net revenues.

Payments net transaction revenues totaled $93.2 million in Q1-03, driven by PayPal total payment volume of $2.63 billion, an 80% year-over-year increase over the Q1-02 total payment volume of $1.46 billion. Including net revenues from third party advertising, total payments net revenues totaled $95.2 million. In Q1-03, 67% of total payment volume came from eBay and other online trading sites, up from 66% in Q4-02. eBay continues to expect that its Billpoint operations, which contributed $1 million in net revenues in Q1-03, will be completely phased out during the second quarter of 2003.

Gross profit as a percentage of net revenues was 81%, up from the 80% level reported in Q4-02, but down from the 83% level reported in Q1-02. The reported gross profit percentage reflects an improvement in the US and International operations offset by the lower gross margin from PayPal.

Sales and marketing expenses totaled $123.8 million, or 26% of net revenues, consistent with the 26% reported in Q4-02 and down from the 30% reported in Q1-02. The sequential dollar increase in sales and marketing expense was attributed to the company’s integrated marketing campaigns combined with the incremental expenses from the PayPal business.

Product development costs totaled $34.3 million, or approximately 7% of net revenues, down from the 8% of net revenues reported in Q4-02 and the 10% of net revenues reported in Q1-02. Product development expense reflects an actual spending increase combined with the incremental expenses from the PayPal business, partially offset by $4.7 million of required capitalization for major site and product development efforts.

General and administrative costs totaled $63.0 million, or about 13% of net revenues, down from the 15% of net revenues reported for Q4-02 and consistent with the 13% of net revenues reported for Q1-02. The sequential percentage decrease primarily reflects leverage in the core eBay business partially offset by the addition of PayPal general and administrative expenses. PayPal’s transaction losses represented approximately 0.34% of PayPal’s total payment volume.

Income from operations totaled $148.1 million during Q1-03, a 109% increase over the $70.7 million reported in Q1-02. On a pro forma basis, income from operations totaled $165.6 million, or 35% of Q1-03 consolidated net revenues, comparing favorably to the $74.4 million and 30% of net revenues reported in Q1-02.

Net interest and other income totaled $7.4 million in Q1-03, down from the $24.0 million reported in Q4-02. The sequential decrease primarily reflects certain one-time gains in Q4-02. On a pro forma basis, net interest and other income increased to $7.7 million from $6.6 million in Q4-02.

eBay reported a consolidated pro forma tax provision of $54.7 million. The Q1-03 effective pro forma tax rate was 32%, down from the 36% effective tax rate in Q4-02 and the 38% rate in Q1-02. The lower effective tax rate reflects the increasing profit contribution from the company’s international operations.

eBay’s balance sheet remains strong. At the end of Q1-03, the company had $2.2 billion in aggregate corporate cash and investments and total assets of more than $4.5 billion.

The company reported $190.0 million in operating cash flows, 106% higher than the $92.3 million reported in Q1-02, primarily reflecting increased profitability.

Free cash flows during Q1-03 totaled $146.1 million, 81% higher than the $80.8 million reported in Q1-02. Capital expenditures in Q1-03 totaled $43.9 million, relating primarily to the purchase of site-related hardware and software, the build-out of PayPal’s new customer service center, and the required capitalization of certain product development costs.

Business Outlook

Net Revenues — The company now expects that revenues for 2003 could be as high as $2.05 billion, $150 million higher than the company’s most recent guidance. This higher revenue outlook derives from the strength of eBay’s U.S., International and Payments businesses. From a quarterly perspective, eBay estimates that Q2-03 revenues could be $500 million, Q3-03 $510 million, and Q4-03 $564 million.

GAAP Diluted EPS — eBay now estimates that earnings per diluted share for the full year 2003 could be as high as $1.27, $0.15 higher than the company’s most recent guidance. From a quarterly perspective, eBay estimates that GAAP earnings per diluted share to be $0.30 in Q2-03, $0.30 in Q3-03 and $0.35 in Q4-03.

Pro Forma Diluted EPS — The company’s pro forma earnings per diluted share for the full year 2003 could be as high as $1.41, $0.14 higher than the company’s most recent guidance. eBay now believes that amortization of intangible assets, stock-based compensation expenses and other pro forma items primarily related to the PayPal acquisition, as well as the related tax impact of these items, will range between $11.0 million to $12.0 million per quarter through 2003. From a quarterly perspective, eBay estimates pro forma earnings per diluted share to be $0.33 in Q2-03, $0.33 in Q3-03 and $0.39 in Q4-03.

Effective Tax Rate — eBay’s current estimate for its effective tax rate is 32% for 2003.

Non-GAAP Measures

To supplement our consolidated financial statements presented in accordance with GAAP, eBay uses non-GAAP measures of gross profit, operating income, net income, earnings per share, and cash flows, which are adjusted from results based on GAAP to exclude certain expenses, gains and losses. These non-GAAP measures are provided to enhance the user’s overall understanding of our current financial performance and our prospects for the future. Specifically, we believe the non-GAAP results provide useful information to both management and investors by excluding certain expenses, gains and losses that may not be indicative of our core operating results. In addition, because we have historically reported certain non-GAAP results to investors, we believe the inclusion of non-GAAP measures provides consistency in our financial reporting. These measures should be considered in addition to results prepared in accordance with generally accepted accounting principles, but should not be considered a substitute for or superior to GAAP results. Consistent with our historical practice, the non-GAAP measures included in this press release have been reconciled to the nearest GAAP measure.

About eBay

eBay is the world’s online marketplace™. Founded in 1995, eBay created a powerful platform for the sale of goods and services by a passionate community of individuals and businesses. On any given day, there are millions of items across thousands of categories for sale on eBay. eBay enables trade on a local, national and international basis with customized sites in markets around the world.

Forward-Looking Statements

This announcement contains forward-looking statements relating to the performance of eBay and its consolidated subsidiaries during 2003. Those statements involve risks and uncertainties, and our actual results could differ materially from those discussed. Factors that could cause or contribute to such differences include, but are not limited to: our need to manage an increasingly large company with a broad range of businesses; to deal with the increasingly competitive environment for online trading, both in specific vertical categories and generally; to manage the integration of PayPal and the litigation, regulatory, credit card association, and other risks specific to PayPal; to manage our other regulatory, tax, and litigation risks even as our product offerings and geographies expand; to maintain site stability on all of our sites; to continue to expand our model to new types of merchandise and sellers, and to continue to expand outside of the U.S.; as well as the timing and commercial success of new features and functions added to our websites; the success of the company's commercial partners and commercial relationships; and the costs and benefits of announced and prospective joint ventures, acquisitions and other commercial transactions. More information about factors that could affect our operating results is included under the captions "Risk Factors That May Affect Results of Operations and Financial Condition" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the year ended December 31, 2002, and will also be included in our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003, which will be filed in the second quarter of 2003. All forward-looking statements are based on information available to us on the date hereof, and we assume no obligation to update such statements.

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Investor Relations Contacts: Media Relations Contact: Investor Information Request: Company News:	David Joseph 408-376-7057 Tracey Ford 408-376-7205 Kevin Pursglove 408-376-7458 408-376-7493 or email to investor_relations@ebay.com http://www.businesswire.com

eBay Inc.

Unaudited Condensed Consolidated Balance Sheet
(U.S. Dollars In Thousands)

	December 31,	March 31,
	2002	2003

ASSETS
Current assets:
Cash and cash equivalents	$1,109,313	$1,554,418
Short-term investments	89,690	122,283
Accounts receivable, net	131,453	157,263
Funds receivable	41,014	83,885
Other current assets	96,988	95,825

Total current assets	1,468,458	2,013,674
Long-term investments	470,227	361,989
Restricted cash and investments	134,644	127,736
Property and equipment, net	218,028	241,800
Goodwill	1,456,024	1,470,867
Intangible assets, net	279,465	267,742
Deferred tax assets	84,218	76,861
Other assets	13,380	12,306

	$4,124,444	$4,572,975

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$47,424	$54,039
Funds payable and amounts due to customers	50,396	97,277
Accrued expenses and other current liabilities	199,323	218,022
Deferred revenue and customer advances	18,846	20,535
Short-term debt	2,970	3,340
Income taxes payable	67,265	71,642

Total current liabilities	386,224	464,855
Long-term debt	13,798	13,122
Deferred tax liabilities	111,843	106,677
Other liabilities	22,874	20,693
Minority interests	33,232	42,437

Total liabilities	567,971	647,784

Total stockholders’ equity	3,556,473	3,925,191

	$4,124,444	$4,572,975

eBay Inc.

Unaudited Condensed Consolidated Statement of Income
(U.S. Dollars In Thousands, Except Per Share Amounts)

	Three Months Ended
	March 31,

	2002	2003

Net revenues	$245,106	$476,492
Cost of net revenues	41,277	92,098

Gross profit	203,829	384,394

Operating expenses:
Sales and marketing	73,104	123,760
Product development	24,307	34,332
General and administrative	32,493	63,000
Payroll expense on employee stock options	1,679	3,290
Amortization of acquired intangible assets	1,530	11,868

Total operating expenses	133,113	236,250

Income from operations	70,716	148,144
Interest and other income (expense), net	7,387	7,704
Interest expense	(685)	(31)
Impairment of certain equity investments	(1,181)	(230)

Income before income taxes and minority interests	76,237	155,587
Provision for income taxes	(29,411)	(49,018)
Minority interests in consolidated companies	758	(2,378)

Net income	$47,584	$104,191

Net income per share:
Basic	$0.17	$0.33

Diluted	$0.17	$0.32

Weighted average shares:
Basic	278,332	313,658

Diluted	284,891	321,259

eBay Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Income
(U.S. Dollars In Thousands, Except Per Share Amounts)

	Three Months Ended				Three Months Ended
	March 31, 2002				March 31, 2003

	Reported	Pro Forma Entries		Pro Forma	Reported	Pro Forma Entries		Pro Forma

Net revenues	$245,106			$245,106	$476,492	$—		$476,492
Cost of net revenues	41,277	(28	) (a)	41,249	92,098	(84	)(a)	92,014

Gross profit	203,829	28		203,857	384,394	84		384,478

Operating expenses:
Sales and marketing	73,104	(46	) (a)	73,058	123,760	(418	)(a)	123,342
Product development	24,307	(111	) (a)	24,196	34,332	(517	)(a)	33,815
General and administrative	32,493	(274	) (a)	32,219	63,000	(1,253	)(a)	61,747
Payroll expense on employee stock options	1,679	(1,679	) (b)	—	3,290	(3,290	)(b)	—
Amortization of acquired intangible assets	1,530	(1,530	) (c)	—	11,868	(11,868	)(c)	—

Total operating expenses	133,113	(3,640)		129,473	236,250	(17,346)		218,904

Income from operations	70,716	3,668		74,384	148,144	17,430		165,574
Interest and other income (expense), net	7,387	—		7,387	7,704	—		7,704
Interest expense	(685)	—		(685)	(31)	—		(31)
Impairment of certain equity investments	(1,181)	1,181	(d)	—	(230)	230	(d)	—

Income before income taxes and minority interests	76,237	4,849		81,086	155,587	17,660		173,247
Provision for income taxes	(29,411)	(1,291	)(e)	(30,702)	(49,018)	(5,651	)(e)	(54,669)
Minority interests in consolidated companies	758	(590	)(f)	168	(2,378)	—		(2,378)

Net income	$47,584	$2,968		$50,552	$104,191	$12,009		$116,200

Net income per share:
Basic	$0.17			$0.18	$0.33			$0.37

Diluted	$0.17			$0.18	$0.32			$0.36

Weighted average shares:
Basic	278,332			278,332	313,658			313,658

Diluted	284,891			284,891	321,259			321,259

Gross Margin	83%	—		83%	81%	—		81%
Operating Margin	29%	1%		30%	31%	4%		35%

Notes:

(a)	Non-cash stock based compensation expense

(b)	Employer payroll taxes on employee exercises of non-qualified stock options

(c)	Amortization of acquired intangible assets

(d)	Impairment of certain equity investments

(e)	Incremental income taxes associated with certain pro forma entries

(f)	Minority interest attributable to impairment of certain equity investments

eBay Inc.

Unaudited Condensed Consolidated Statement of Cash Flows
(U.S. Dollars In Thousands)

	Three Months Ended

	March 31,
	2002	2003

Cash flows from operating activities:
Net income	$47,584	$104,191
Adjustments:
Provision for doubtful accounts and authorized credits	8,148	9,137
Provision for transaction losses	—	8,993
Depreciation and amortization	13,011	32,020
Stock-based compensation	913	2,272
Tax benefit on the exercise of employee stock options	29,411	41,340
Impairment of certain equity investments	1,181	230
Minority interests and other	(2,042)	1,778
Changes in assets and liabilities:
Accounts receivable	(27,832)	(34,824)
Funds receivable	—	(42,871)
Other current assets	(1,561)	1,258
Other non-current assets	1,218	1,140
Deferred tax assets, net	(2,411)	616
Accounts payable	507	6,826
Due to customers and funds payable	—	46,881
Accrued expenses and other liabilities	21,041	4,904
Deferred revenue and customer advances	732	1,744
Income taxes payable	2,373	4,371

Net cash provided by operating activities	92,273	190,006

Cash flows from investing activities:
Purchases of property and equipment	(11,494)	(43,908)
Purchases of investments	(208,245)	(135,153)
Maturities and sales of investments	200,509	218,360
Acquisitions, net of cash acquired	(43,557)	(4,389)

Net cash provided by (used in) investing activities	(62,787)	34,910

Cash flows from financing activities:
Proceeds from issuance of common stock, net	27,004	217,385
Principal payments on long-term debt	(3,296)	(307)

Net cash provided by financing activities	23,708	217,078

Effect of exchange rate changes on cash and cash equivalents	(312)	3,111

Net increase in cash and cash equivalents	52,882	445,105
Cash and cash equivalents at beginning of period	523,969	1,109,313

Cash and cash equivalents at end of period	$576,851	$1,554,418

Net cash provided by operating activities	$92,273	$190,006
Less: Purchases of property and equipment	(11,494)	(43,908)

Free cash flow	$80,779	$146,098

eBay Inc.
Unaudited Summary of Consolidated Net Revenues
(U.S. Dollars In Thousands, Except Percentages)

Net Revenues by Type

	Three Months Ended

	March 31,	June 30,	September 30,	December 31,	March 31,
	2002	2002	2002	2002	2003

Transaction
U.S	$157,153	$167,489	$182,209	$211,388	$234,876
Current quarter vs prior quarter	17%	7%	9%	16%	11%
Current quarter vs prior year quarter	44%	48%	53%	58%	49%
International	51,724	63,099	75,296	107,366	137,504
Current quarter vs prior quarter	32%	22%	19%	43%	28%
Current quarter vs prior year quarter	191%	152%	163%	173%	166%
Payments	4,787	4,719	6,094	77,703	93,179
Current quarter vs prior quarter	(15%)	(1%)	29%	1175%	20%
Current quarter vs prior year quarter	88%	22%	26%	1281%	1847%

Total transaction	213,664	235,307	263,599	396,457	465,559

Current quarter vs prior quarter	19%	10%	12%	50%	17%
Current quarter vs prior year quarter	65%	66%	73%	122%	118%
3rd party advertising
U.S	18,206	15,490	14,148	7,062	5,492
Current quarter vs prior quarter	(33%)	(15%)	(9%)	(50%)	(22%)
Current quarter vs prior year quarter	56%	(14%)	(40%)	(74%)	(70%)
International	827	1,210	898	1,716	1,313
Current quarter vs prior quarter	1%	46%	(26%)	91%	(23%)
Current quarter vs prior year quarter	703%	37%	(42%)	110%	59%
Payments	—	—	—	1,478	2,027
Current quarter vs prior quarter	N/A	N/A	N/A	N/A	37%
Current quarter vs prior year quarter	N/A	N/A	N/A	N/A	N/A

Total 3rd party advertising	19,033	16,700	15,046	10,256	8,832

Current quarter vs prior quarter	(32%)	(12%)	(10%)	(32%)	(14%)
Current quarter vs prior year quarter	62%	(11%)	(40%)	(64%)	(54%)
End-to-end services
U.S	4,869	5,091	6,096	5,591	2,101
Current quarter vs prior quarter	11%	5%	20%	(8%)	(62%)
Current quarter vs prior year quarter	(17%)	(44%)	(22%)	27%	(57%)
Payments	—	—	—	587	—
Current quarter vs prior quarter	(100%)	N/A	N/A	N/A	(100%)
Current quarter vs prior year quarter	N/A	(100%)	(100%)	607%	N/A

Total end-to-end services	4,869	5,091	6,096	6,178	2,101

Current quarter vs prior quarter	9%	5%	20%	1%	(66%)
Current quarter vs prior year quarter	(17%)	(46%)	(25%)	38%	(57%)

Offline net revenues	7,540	9,189	4,038	1,037	—

Current quarter vs prior quarter	(3%)	22%	(56%)	(74%)	(100%)
Current quarter vs prior year quarter	12%	(16%)	(55%)	(87%)	(100%)

Total net revenues	$245,106	$266,287	$288,779	$413,928	$476,492

Current quarter vs prior quarter	12%	9%	8%	43%	15%
Current quarter vs prior year quarter	59%	47%	49%	89%	94%

eBay Inc.
Unaudited Summary of Consolidated Net Revenues
(U.S. Dollars In Thousands, Except Percentages)

Net Revenues by Segment

	Three Months Ended

	March 31,	June 30,	September 30,	December 31,	March 31,
	2002	2002	2002	2002	2003

U.S.	$187,768	$197,259	$206,491	$225,078	$242,469
Current quarter vs prior quarter	8%	5%	5%	9%	8%
Current quarter vs prior year quarter	41%	31%	30%	30%	29%
International	52,551	64,309	76,194	109,082	138,817
Current quarter vs prior quarter	31%	22%	18%	43%	27%
Current quarter vs prior year quarter	194%	148%	152%	172%	164%
Payments	4,787	4,719	6,094	79,768	95,206
Current quarter vs prior quarter	(16%)	(1%)	29%	1209%	19%
Current quarter vs prior year quarter	88%	12%	18%	1297%	1889%

Total net revenues	$245,106	$266,287	$288,779	$413,928	$476,492

Current quarter vs prior quarter	12%	9%	8%	43%	15%
Current quarter vs prior year quarter	59%	47%	49%	89%	94%

Net Revenues by Geography

	Three Months Ended

	March 31,	June 30,	September 30,	December 31,	March 31,
	2002	2002	2002	2002	2003

U.S. net revenues	$192,555	$201,978	$212,585	$290,583	$319,170
Current quarter vs prior quarter	7%	5%	5%	37%	10%
Current quarter vs prior year quarter	41%	30%	29%	62%	66%
% of total	79%	76%	74%	70%	67%
International net revenues	52,551	64,309	76,194	123,345	157,322
Current quarter vs prior quarter	31%	22%	18%	62%	28%
Current quarter vs prior year quarter	194%	148%	152%	208%	199%
% of total	21%	24%	26%	30%	33%

Total net revenues	$245,106	$266,287	$288,779	$413,928	$476,492

Current quarter vs prior quarter	12%	9%	8%	43%	15%
Current quarter vs prior year quarter	59%	47%	49%	89%	94%

eBay Inc.
eBay Unaudited Supplemental Operating Data
(In Millions, Except Percentages)

	Three Months Ended

	March 31,	June 30,	September 30,	December 31,	March 31,
	2002	2002	2002	2002	2003

Confirmed Registered Users	46.1	49.7	54.9	61.7	68.8
Current quarter vs prior quarter	9%	8%	10%	12%	12%
Current quarter vs prior year quarter	55%	46%	46%	46%	49%
Active Users (1)	19.8	21.8	24.2	27.7	31.1
Current quarter vs prior quarter	11%	10%	11%	14%	12%
Current quarter vs prior year quarter	50%	49%	52%	56%	57%
Number of Listings	138.0	145.2	159.6	195.5	219.7
Current quarter vs prior quarter	9%	5%	10%	22%	12%
Current quarter vs prior year quarter	55%	47%	47%	55%	59%
Gross Merchandise Sales	$3,107	$3,395	$3,766	$4,600	$5,317
Current quarter vs prior quarter	14%	9%	11%	22%	16%
Current quarter vs prior year quarter	57%	51%	60%	68%	71%

(1)	Defined as all users, excluding Half.com and Internet Auction, who bid, bought, or listed an item within the previous twelve month period.

eBay Inc.
PayPal Unaudited Supplemental Operating Data
(In Millions, Except Percentages)

eBay completed its acquisition of PayPal on October 3, 2002. PayPal’s financial statements and supplemental operating data have been included in eBay’s consolidated financial statements beginning October 4, 2002. The following table presents PayPal financial information for each of the full quarters ended December 31, 2001 through September 30, 2002, for the period from October 4, 2002 through December 31, 2002, and for the full quarter ended March 31, 2003.

	Three Months Ended

	March 31,	June 30,	September 30,	December 31,	March 31,
	2002	2002	2002	2002	2003

Revenue
Transaction	$48.0	$52.5	$58.1	$72.6	$92.2
Current quarter vs prior quarter	23%	9%	11%	25%	27%
Current quarter vs prior year quarter	279%	190%	104%	87%	92%
Non- transaction	$0.8	$1.3	$1.2	$2.1	$2.0
Current quarter vs prior quarter	(33%)	63%	(8%)	75%	(5%)
Current quarter vs prior year quarter	(43%)	(18%)	(18%)	75%	150%
Total revenues	$48.8	$53.8	$59.3	$74.7	$94.2
Percent of revenue which is international	21.4%	20.5%	20.2%	19.1%	19.6%
Metrics
Total accounts (1)	15.4	17.8	19.7	23.3	27.2
Current quarter vs prior quarter	20%	16%	11%	18%	17%
Current quarter vs prior year quarter	114%	103%	86%	82%	77%
Active accounts (2)	5.2	5.5	6.3	7.9	9.4
Total number of payments	26.6	28.8	31.3	39.2	50.5
Current quarter vs prior quarter	19%	8%	9%	25%	29%
Current quarter vs prior year quarter	96%	91%	74%	76%	90%
Total payment volume	$1,460	$1,615	$1,787	$2,138	$2,628
Current quarter vs prior quarter	21%	11%	11%	20%	23%
Current quarter vs prior year quarter	127%	116%	93%	77%	80%
Auction as % of total payment volume	61%	59%	58%	66%	67%
Transaction rates
Transaction revenue rate	3.29%	3.25%	3.25%	3.40%	3.51%
Transaction processing expense rate	1.16%	1.14%	1.19%	1.29%	1.27%
Transaction loss rate	0.47%	0.38%	0.42%	0.37%	0.34%

(1)	Subsequent to Q3-02, cxcludes closed and locked accounts

(2)	Users that sent or received at least one payment during the quarter

eBay Inc.
Guidance Summary
(U.S. Dollars in Millions, Except Per Share Amounts)

	Three months ending June 30, 2003

	GAAP	Adjustments		Pro Forma

Net revenue	$500	—		$500
Operating margin	27%	4%	(a)	31%
Diluted EPS	$0.30	$0.03	(b)	$0.33

	Three months ending September 30, 2003

	GAAP	Adjustments		Pro Forma

Net revenue	$515	—		$515
Operating margin	28%	3%	(a)	31%
Diluted EPS	$0.30	$0.03	(b)	$0.33

	Three months ending December 31, 2003

	GAAP	Adjustments		Pro Forma

Net revenue	$560	—		$560
Operating margin	30%	2%	(a)	32%
Diluted EPS	$0.35	$0.03	(b)	$0.38

(a)	Pro forma guidance reflects estimated adjustments for amortization of acquired intangible assets of approximately $12 million, payroll taxes on employee stock options of approximately $4 million, stock based compensation of approximately $1million, and other adjustments estimated to result in an operating margin adjustment of 4% for the three months ending June 30, 2003, 3% for the three months ending September 30, 2003, and 2% for the three months ending December 31, 2003.

(b)	Net of tax, the above pro forma items resulted in a $0.03 per diluted share adjustment for the three months ending June 30, 2003 and September 30, 2003 and a $0.04 per diluted share adjustment for the three months ending December 31, 2003.